October 31, 2023
Hayward Holdings Announces Third Quarter Fiscal Year 2023 Financial Results

THIRD QUARTER FISCAL 2023 SUMMARY
•Net Sales of $220.3 million
•Net Income of $11.8 million
•Adjusted EBITDA* of $47.2 million
•Diluted EPS of $0.05 and adjusted diluted EPS* of $0.09
•Strong year-to-date cash flow from operations of $216.9 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the third quarter ended September 30, 2023 of its fiscal year 2023. Comparisons are to financial results for the prior-year third fiscal quarter.
CEO COMMENTS
“Our third quarter results were consistent with expectations, reflecting continued execution amid challenging operating conditions,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered strong gross profit margin expansion of nearly 400 basis points and generated cash flow through operational excellence and effective cost control. We are encouraged by progressively leaner channel inventory levels reported by our primary U.S. distributors and increased early buy orders compared to last year. However, channel partners are generally taking a cautious approach given the macroeconomic uncertainty and rising interest rate environment. While our outlook for the US and Europe is modestly reduced, we are updating our near-term outlook primarily as a consequence of additional pressure in Canada and other international markets. Longer-term, we have established a solid foundation for profitable growth and shareholder value creation, and we continue to invest in the business to enhance our competitive advantages.”
THIRD QUARTER FISCAL 2023 CONSOLIDATED RESULTS
Net sales decreased by 10% to $220.3 million for the third quarter of fiscal 2023. The decline in net sales during the quarter was the result of lower volumes and a decrease in net price, partially offset by the favorable impact of foreign currency translation. The decline in volume was primarily the result of distribution channel destocking and the moderation of end-market demand due to macroeconomic factors. The decrease in net price resulted from an increase in sales allowances, which was primarily driven by activity in our seasonal year rewards programs, partially offset by positive list price realization.
Gross profit decreased by 2% to $105.4 million for the third quarter of fiscal 2023. Gross profit margin increased 390 basis points to 47.8%. The increase in gross profit margin was principally due to management of our manufacturing costs, including reduced costs specifically in freight and tariffs, partially offset by lower operating leverage. The prior-year period included the impact from a non-cash increase in cost of goods sold resulting from purchase accounting.
Selling, general, and administrative expense (“SG&A”) increased by 18% to $59.5 million for the third quarter of fiscal 2023. The increase in SG&A was driven by increased field service warranty costs. As a percentage of net sales, SG&A increased 640 basis points to 27.0%, compared to the prior-year period of 20.6%, driven by reduced operating leverage. Research, development, and engineering expenses were $6.2 million for the third quarter of fiscal 2023, or 3% of net sales, as compared to $6.1 million for the prior-year period, or 3% of net sales.
Operating income decreased by 28% to $28.9 million for the third quarter of fiscal 2023, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 13.1% for the third quarter of fiscal 2023, a 330 basis point reduction from the 16.4% operating margin in the prior-year period.
Interest expense, net, increased by approximately 25% to $17.4 million for the third quarter of fiscal 2023 primarily as a result of variable rate increases on the term loan, partially offset by net interest income on the Company’s interest rate swaps.
Income tax benefit for the third quarter of fiscal 2023 was $2.3 million for an effective tax rate of (23.7)%, compared to income tax expense of $3.5 million for an effective tax rate of 13.3% for the prior-year period. The change in the effective tax rate was driven by the exercise of stock options, the release of the valuation allowance against foreign tax credit carryovers and prior period return-to-provision adjustments.
Net income decreased by 49% to $11.8 million for the third quarter of fiscal 2023.
Adjusted EBITDA* decreased by 22% to $47.2 million for the third quarter of fiscal 2023. Adjusted EBITDA margin* decreased 320 basis points to 21.4%.
Diluted EPS decreased by 50% to $0.05 for the third quarter of fiscal 2023. Adjusted diluted EPS* decreased by 36% to $0.09 for the third quarter of fiscal 2023.
THIRD QUARTER FISCAL 2023 SEGMENT RESULTS
North America
Net sales decreased by 9% to $185.1 million for the third quarter of fiscal 2023. The decline was primarily the result of lower volume along with a decrease in net price driven by comparably increased sales allowances. The decline in volume was driven by distribution channel destocking and the moderation of end market demand trends due to macroeconomic factors. The decrease in net price resulted from a comparable increase in sales allowances, which was primarily driven by activity in our seasonal year rewards programs, partially offset by positive list price realization.
Segment income decreased by 18% to $40.1 million for the third quarter of fiscal 2023. Adjusted segment income* decreased by 19% to $46.1 million.
Europe & Rest of World
Net sales decreased by 15% to $35.2 million for the third quarter of fiscal 2023. The decline was primarily due to lower volume as a result of distribution channel destocking, geopolitical factors, and macroeconomic uncertainty, partially offset by net price increases and the favorable impact of foreign currency translation.
Segment income decreased by 27% to $6.4 million for the third quarter of fiscal 2023. Adjusted segment income* decreased by 23% to $6.7 million.
BALANCE SHEET AND CASH FLOW
As of September 30, 2023, Hayward had cash and cash equivalents of $244.2 million and approximately $158.0 million available for future borrowings under its revolving credit facilities. Cash flow provided by operations for the nine months ended September 30, 2023 of approximately $217 million was an increase of approximately $73 million from the prior-year period. The increase was primarily the result of cash generated by working capital compared to cash used for working capital during the prior-year period, partially offset by a decrease in net income.
OUTLOOK
Hayward is updating its guidance primarily to reflect the impact of more challenging macro conditions in Canada, the Middle East, and Latin America, in addition to modestly reduced expectations for the US and Europe. Early buy orders in our primary US market increased year-over-year and were in line with expectations. However, recent in-season orders have been softer than previously anticipated reflecting a cautious approach by channel partners ahead of 2024. For the full fiscal year 2023, Hayward now expects net sales to decrease 24% to 26% from the prior year and Adjusted EBITDA* in the range of $245 million to $255 million.

While we expect continued challenging industry conditions over the near term, we remain positive about the long-term health of the pool industry, particularly the strength of the ever-increasing aftermarket, representing approximately 80% of the business. The industry continues to benefit from secular demand tailwinds, including outdoor living, sunbelt migration, smart home technology adoption, and environmentally sustainable products. Hayward is confident in its ability to successfully execute in an evolving environment in the near-term and its long-term outlook for robust growth and cash flow generation, driven by new product innovation, expanding commercial relationships, and operational excellence.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, October 31, 2023 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13741998. The replay will be available until 11:59 p.m. Eastern Time on November 14, 2023.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “outlook,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2023 guidance; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; and growth and expansion opportunities. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control, including risks associated with geopolitical conflict; uncertainties affecting the pace of distribution channel destocking and its impact on sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, total segment income, adjusted total segment income, adjusted total segment income margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. Therefore, these measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2023 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Adjusted EBITDA outlook for full year 2023 is calculated in a manner consistent with the historical presentation of this measure in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$244,245	$56,177
Accounts receivable, net of allowances of $3,027 and $3,937, respectively	125,493	209,109
Inventories, net	221,450	283,658
Prepaid expenses	12,756	14,981
Income tax receivable	23,224	27,173
Other current assets	15,729	21,186
Total current assets	642,897	612,284
Property, plant, and equipment, net of accumulated depreciation of $92,163 and $84,119, respectively	159,527	149,828
Goodwill	932,216	932,396
Trademark	736,000	736,000
Customer relationships, net	211,727	230,503
Other intangibles, net	97,595	106,673
Other non-current assets	103,120	107,329
Total assets	$2,883,082	$2,875,013

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of the long-term debt	$14,646	$14,531
Accounts payable	47,616	54,022
Accrued expenses and other liabilities	135,620	163,283
Income taxes payable	—	574
Total current liabilities	197,882	232,410
Long-term debt, net	1,080,259	1,085,055
Deferred tax liabilities, net	258,514	264,111
Other non-current liabilities	66,093	70,403
Total liabilities	1,602,748	1,651,979

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock $0.001 par value, 750,000,000 authorized; 242,356,177 issued and 213,689,808 outstanding at September 30, 2023; 240,529,150 issued and 211,862,781 outstanding at December 31, 2022	243	241
Additional paid-in capital	1,078,200	1,069,878
Common stock in treasury; 28,666,369 and 28,666,369 at September 30, 2023 and December 31, 2022, respectively	(357,637)	(357,415)
Retained earnings	549,873	500,222
Accumulated other comprehensive income	9,655	10,108
Total stockholders’ equity	1,280,334	1,223,034
Total liabilities, redeemable stock, and stockholders’ equity	$2,883,082	$2,875,013

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$220,304	$245,267	$713,983	$1,055,169
Cost of sales	114,893	137,483	374,171	567,626
Gross profit	105,411	107,784	339,812	487,543
Selling, general, and administrative expense	59,454	50,493	172,057	188,297
Research, development, and engineering expense	6,177	6,142	19,027	16,411
Acquisition and restructuring related expense	3,348	2,288	6,220	9,499
Amortization of intangible assets	7,523	8,521	22,777	23,828
Operating income	28,909	40,340	119,731	249,508
Interest expense, net	17,448	13,938	55,939	35,105
Other (income) expense, net	1,932	(234)	1,798	3,056
Total other expense	19,380	13,704	57,737	38,161
Income from operations before income taxes	9,529	26,636	61,994	211,347
Provision (benefit) for income taxes	(2,259)	3,549	12,343	47,968
Net income	$11,788	$23,087	$49,651	$163,379

Earnings per share
Basic	$0.06	$0.11	$0.23	$0.74
Diluted	$0.05	$0.10	$0.23	$0.70

Weighted average common shares outstanding
Basic	213,416,502	212,905,429	212,933,763	222,009,824
Diluted	220,863,228	222,006,615	220,634,232	232,131,395

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Nine Months Ended
	September 30, 2023	October 1, 2022
Cash flows from operating activities
Net income	$49,651	$163,379
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	13,018	13,931
Amortization of intangible assets	27,803	28,437
Amortization of deferred debt issuance fees	3,458	2,312
Stock-based compensation	6,701	5,787
Deferred income taxes	(5,965)	(4,221)
Allowance for bad debts	(906)	869
Loss on disposal of property, plant and equipment	945	5,550
Changes in operating assets and liabilities
Accounts receivable	85,216	96,874
Inventories	61,715	(70,469)
Other current and non-current assets	9,500	(16,902)
Accounts payable	(6,265)	(24,472)
Accrued expenses and other liabilities	(27,934)	(57,411)
Net cash provided by operating activities	216,937	143,664

Cash flows from investing activities
Purchases of property, plant, and equipment	(22,623)	(23,533)
Acquisitions, net of cash acquired	—	(61,337)
Proceeds from sale of property, plant, and equipment	13	4
Net cash used by investing activities	(22,610)	(84,866)

Cash flows from financing activities
Proceeds from revolving credit facility	144,100	150,000
Payments on revolving credit facility	(144,100)	(50,000)
Proceeds from issuance of long-term debt	3,320	—
Payments of long-term debt	(9,325)	(7,500)
Proceeds from issuance of short-term notes payable	6,130	8,119
Payments of short-term notes payable	(5,174)	(2,849)
Purchase of common stock for treasury	(222)	(343,319)
Other, net	73	(398)
Net cash used by financing activities	(5,198)	(245,947)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,061)	(5,740)
Change in cash and cash equivalents and restricted cash	188,068	(192,889)
Cash and cash equivalents and restricted cash, beginning of period	56,177	265,796
Cash and cash equivalents and restricted cash, end of period	$244,245	$72,907

Supplemental disclosures of cash flow information
Cash paid-interest	$56,438	$32,725
Cash paid-income taxes	14,913	93,503
Equipment financed under finance leases	—	1,603

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income	$11,788	$23,087	$49,651	$163,379
Depreciation	4,428	4,333	13,018	13,931
Amortization	9,260	10,249	27,803	28,437
Interest expense	17,448	13,938	55,939	35,105
Income taxes	(2,259)	3,549	12,343	47,968
EBITDA	40,665	55,156	158,754	288,820
Stock-based compensation (a)	269	(4)	1,001	1,248
Currency exchange items (b)	145	52	1,276	2,776
Acquisition and restructuring related expense, net (c)	3,348	2,288	6,220	9,499
Other (d)	2,784	2,935	4,367	11,970
Total Adjustments	6,546	5,271	12,864	25,493
Adjusted EBITDA	$47,211	$60,427	$171,618	$314,313
Adjusted EBITDA margin	21.4%	24.6%	24.0%	29.8%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended September 30, 2023 are primarily driven by $1.9 million of separation costs associated with the centralization of operations in Europe and $1.5 million of costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended October 1, 2022 primarily include $1.3 million of costs associated with the reduction-in-force as part of the 2022 enterprise cost reduction program and $1.1 million of costs associated with the relocation of the corporate headquarters, partially offset by other individual immaterial items.

Adjustments in the nine months ended September 30, 2023 are primarily driven by $2.1 million of costs associated with the relocation of the corporate headquarters, $1.9 million of separation costs associated with the centralization of operations in Europe, $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022 and $0.8 million of integration costs from prior acquisitions. Adjustments in the nine months ended October 1, 2022 are primarily driven by $4.2 million of costs associated with the relocation of the corporate headquarters, $3.1 million of transaction costs associated with the acquisition of the specialty lighting business of Halco Technologies, LLC (the “Specialty Lighting Business”), $1.4 million of costs associated with the reduction-in-force and other individual immaterial items.

(d)
Adjustments in the three months ended September 30, 2023 primarily include $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe and $0.8 million of costs incurred related to the selling stockholder offerings of shares during 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations. Adjustments in the three months ended October 1, 2022 are primarily driven by a $2.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business.

Adjustments in the nine months ended September 30, 2023 primarily includes $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe, $1.5 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations. Adjustments in the nine months ended October 1, 2022 are primarily driven by a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, a $2.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $1.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.2 million of costs associated with follow-on equity offerings, $0.9 million of expenses related to the corporate headquarters transition, $0.4 million of bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, net of subsequent collections, and other immaterial items, partially offset by $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	September 30, 2023	December 31, 2022
Net income	$65,619	$179,347
Depreciation	18,333	19,246
Amortization	37,759	38,393
Interest expense	72,221	51,387
Income taxes	19,265	54,890
EBITDA	213,197	343,263
Stock-based compensation (a)	1,355	1,602
Currency exchange items (b)	(574)	926
Acquisition and restructuring related expense, net (c)	4,883	8,162
Other (d)	6,019	13,622
Total Adjustments	11,683	24,312
Adjusted EBITDA	$224,880	$367,575
Adjusted EBITDA margin	23.1%	28.0%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended September 30, 2023 include $2.9 million of costs associated with the relocation of the corporate headquarters, $2.9 million separation costs associated with a reduction-in-force from the 2022 enterprise cost-reduction program, $1.9 million of separation costs associated with the centralization of operations in Europe, $0.8 million of integration costs from prior acquisitions and other immaterial items, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021 and a $1.3 million purchase-price adjustment related to the acquisition of the Specialty Lighting Business.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, and $1.9 million transaction costs associated with the acquisition of the Specialty Lighting Business, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

(d)
Adjustments in the last twelve months ended September 30, 2023 include $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe, $1.7 million of costs associated with follow-on equity offerings, $1.2 million of transitional expenses incurred to enable go-forward public company regulatory compliance and a $0.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business.

Adjustments in the year ended December 31, 2022 include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in the consolidated statements of operations, $0.9 million of expenses related to the corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in the manufacturing and administrative facilities in Yuncos, Spain.

(e)
Items for the last twelve months ended September 30, 2023 are calculated by adding the items for the nine months ended September 30, 2023 plus fiscal year ended December 31, 2022 and subtracting the items for the nine months ended October 1, 2022.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income	$11,788	$23,087	$49,651	$163,379
Tax adjustments (a)	(4,401)	(2,897)	(2,905)	(3,128)
Other adjustments and amortization:
Stock-based compensation (b)	269	(4)	1,001	1,248
Currency exchange items (c)	145	52	1,276	2,776
Acquisition and restructuring related expense, net (d)	3,348	2,288	6,220	9,499
Other (e)	2,784	2,935	4,367	11,970
Total other adjustments	6,546	5,271	12,864	25,493
Amortization	9,260	10,249	27,803	28,437
Tax effect (f)	(3,554)	(3,756)	(9,838)	(13,066)

Certain transaction-related adjustments (g):
Acquisitions	—	—	—	2,761
Tax effect (f)	—	—	—	(667)
Adjusted net income	$19,639	$31,954	$77,575	$203,209

Weighted average number of common shares outstanding, basic	213,416,502	212,905,429	212,933,763	222,009,824
Weighted average number of common shares outstanding, diluted	220,863,228	222,006,615	220,634,232	232,131,395

Basic EPS	$0.06	$0.11	$0.23	$0.74
Diluted EPS	$0.05	$0.10	$0.23	$0.70

Adjusted basic EPS	$0.09	$0.15	$0.36	$0.92
Adjusted diluted EPS	$0.09	$0.14	$0.35	$0.88

(a)
Tax adjustments for the three and nine months ended September 30, 2023 reflect a normalized tax rate of 22.5% and 24.2% compared to the Company’s effective tax rate of (23.7)% and 19.9%. The Company’s effective tax rate for the three months ended September 30, 2023 includes the tax benefits resulting from the exercise of stock options, the release of the valuation allowance against foreign tax credit carryovers and prior period return-to-provision adjustments, while the nine months ended rate includes the aforementioned items, partially offset by the impact of a discrete tax expense related to a change in the indefinite reinvestment assertion for one jurisdiction. Tax adjustments for the three and nine months ended October 1, 2022 reflect a normalized tax rate of 24.2% and 24.5% compared to the effective tax rates of 13.3% and 22.7%, respectively. The Company’s effective tax rate for the three and nine months ended October 1, 2022 includes the impact of the revaluation of deferred tax liabilities as a result of state tax law changes and the tax benefit resulting from the exercise of stock options. All non-tax adjustments are effected at the normalized rate.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the three months ended September 30, 2023 are primarily driven by $1.9 million of separation costs associated with the centralization of operations in Europe and $1.5 million of costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended October 1, 2022 primarily include $1.3 million of costs associated with the reduction-in-force as part of the 2022 enterprise cost reduction program and $1.1 million of costs associated with the relocation of the corporate headquarters, partially offset by other individual immaterial items.

Adjustments in the nine months ended September 30, 2023 are primarily driven by $2.1 million of costs associated with the relocation of the corporate headquarters, $1.9 million of separation costs associated with the centralization of operations in Europe, $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022 and $0.8 million of integration costs from prior acquisitions. Adjustments in the nine months ended October 1, 2022 are primarily driven by $4.4 million of costs associated with the relocation of the corporate headquarters, $3.1 million of transaction costs associated with the acquisition of the Specialty Lighting Business, $1.4 million of costs associated with the reduction-in-force and other individual immaterial items.

(e)	Adjustments in the three months ended September 30, 2023 primarily include $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe and $0.8 million of costs incurred related to the selling stockholder offerings of shares during 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations. Adjustments in the three months ended October 1, 2022 are primarily driven by a $2.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business.

Adjustments in the nine months ended September 30, 2023 primarily includes $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe, $1.5 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations. Adjustments in the nine months ended October 1, 2022 are primarily driven by a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, a $2.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $1.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.2 million of costs associated with follow-on equity offerings, $0.9 million of expenses related to the corporate headquarters transition, $0.4 million of bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, net of subsequent collections, and other immaterial items, partially offset by $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.
(g)
The adjustments for the nine months ended October 1, 2022 represent adjustments related to the acquisition of the Specialty Lighting Business as if the acquisition had occurred at the beginning of the period.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	September 30, 2023			October 1, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$220,304	$185,070	$35,234	$245,267	$203,674	$41,593
Gross profit	$105,411	$91,456	$13,955	$107,784	$91,850	$15,934
Gross profit margin %	47.8%	49.4%	39.6%	43.9%	45.1%	38.3%

Income from operations before income taxes	$9,529			$26,636
Expenses not allocated to segments
Corporate expense, net	6,741			6,344
Acquisition and restructuring related expense	3,348			2,288
Amortization of intangible assets	7,523			8,521
Interest expense, net	17,448			13,938
Other (income) expense, net	1,932			(234)
Segment income	$46,521	$40,108	$6,413	$57,493	$48,704	$8,789
Segment income margin %	21.1%	21.7%	18.2%	23.4%	23.9%	21.1%
Depreciation	$4,273	$4,027	$246	$4,049	$3,853	$196
Amortization	1,738	1,738	—	1,728	1,728	—
Stock-based compensation	86	75	11	(276)	(284)	8
Other (a)	115	115	—	2,516	2,878	(362)
Total adjustments	6,212	5,955	257	8,017	8,175	(158)
Adjusted segment income	$52,733	$46,063	$6,670	$65,510	$56,879	$8,631
Adjusted segment income margin %	23.9%	24.9%	18.9%	26.7%	27.9%	20.8%

(a)
The three months ended September 30, 2023 for NAM includes miscellaneous items the Company believes are not representative of its ongoing business operations. The three months ended October 1, 2022 includes a $2.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business.

The three months ended October 1, 2022 for E&RW includes $0.4 million of collections associated with previous bad debt write-offs related to certain customers impacted by the conflict between Russia and Ukraine.

(Dollars in thousands)	Nine Months Ended			Nine Months Ended
	September 30, 2023			October 1, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$713,983	$585,126	$128,857	$1,055,169	$892,050	$163,119
Gross profit	$339,812	$288,911	$50,901	$487,543	$421,725	$65,818
Gross profit margin %	47.6%	49.4%	39.5%	46.2%	47.3%	40.3%

Income from operations before income taxes	$61,994			$211,347
Expenses not allocated to segments
Corporate expense, net	21,265			24,009
Acquisition and restructuring related expense	6,220			9,499
Amortization of intangible assets	22,777			23,828
Interest expense, net	55,939			35,105
Other (income) expense, net	1,798			3,056
Segment income	$169,993	$144,346	$25,647	$306,844	$267,854	$38,990
Segment income margin %	23.8%	24.7%	19.9%	29.1%	30.0%	23.9%
Depreciation	$12,646	$11,952	$694	$13,006	$12,435	$571
Amortization	5,026	5,026	—	4,609	4,609	—
Stock-based compensation	451	417	34	183	72	111
Other (a)	503	503	—	8,966	8,616	350
Total adjustments	18,626	17,898	728	26,764	25,732	1,032
Adjusted segment income	$188,619	$162,244	$26,375	$333,608	$293,586	$40,022
Adjusted segment income margin %	26.4%	27.7%	20.5%	31.6%	32.9%	24.5%

(a)
The nine months ended September 30, 2023 for NAM includes miscellaneous items the Company believes are not representative of its ongoing business operations. The nine months ended October 1, 2022 includes a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, a $2.7 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business and other immaterial miscellaneous items the Company believes are not representative of its ongoing business operations.

The nine months ended October 1, 2022 for E&RW represents $0.4 million of bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, partially offset by subsequent collections.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc.